Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	State of Incorporation	Doing Business As

Warwick Valley Long Distance Company, Inc.	New York

Hometown Online, Inc.	New York	Warwick Online

USA Datanet Inc.	New York

Alteva Inc.	New York